Dear Customers, Shareholders and Friends:

Please find enclosed the unaudited financial statements as of March 31, 2012 and for the first three months of 2012.

As you can see on the following page, total assets amounted to $491.8 million on March 31, 2012, which represents a $3.3 million increase from March 31, 2011 when total assets were $488.5 million.  As has been seen in past quarterly reports, the consistent level of assets is largely a function of management strategy to reposition the balance sheet to add further strength and liquidity.

Total loans decreased to $349.1 million on March 31, 2012 from $353.5 million on March 31, 2011.  This decrease was primarily due to a few large loans paying off during this time frame combined with the continuing softening of loan demand.

Over this same time period, total deposits increased to $408.7 million on March 31, 2012 from $407.1 million on March 31, 2011.  It is important to note that demand and savings deposits increased $9.1 million while time deposits decreased $7.5 million, contributing to a 16.9% reduction in interest expense during the first quarter of 2012 when compared to the prior year period.

On March 31, 2012, stockholders’ equity totaled $32.0 million. This equates to a book value per share of $22.27 and represents a 7.2% increase from the March 31, 2011 book value per share of $20.77.  This increase in book value is after cash dividends of $1.15 million were paid to shareholders over this twelve month time frame.  Total dividends paid by the Company since its first dividend payment back in December 2002 now exceeds $6.5 million.

As it relates to the income statement, net interest income increased 1.7% during the first quarter of 2012 compared to the first quarter of 2011.  The loan loss provision expense was $884,000 for the first three months of 2012 compared to $329,000 for the first three months of 2011.  In 2011, the loan loss provision expense was largely weighted in the second half of the year, when 70% of the total 2011 expense was recorded.  During the first quarter of 2012, the provision expense was increased compared to the first quarter of 2011 in order to provide a more consistent provision expense for each quarter of 2012.  Because of this strategy, net income for the first quarter was negatively impacted.

Non-interest expense decreased $235,000, or 9.3%, to $2.3 million during the first three months of 2012 compared to $2.5 million during the first three months of 2011.  Contributing to the decrease in non-interest expense during the first quarter of 2012 when compared to the prior year period, insurance expense decreased $95,000 primarily as a result of a decrease in FDIC insurance assessments while other expenses decreased $92,000 from a combination of various expense reductions.  These events produced a net income of $755,000 during the first quarter ended March 30, 2012 compared to $943,000 for the comparable period in 2011.

Taking into consideration the increase in our loan loss provision expense during the first quarter of 2012, we remain encouraged with our operating results and continue to look forward with much excitement and energy.  It remains a challenging environment in which to navigate the bank during this time of record low interest rates and economic uncertainty.  Recognizing this, our management and staff is as dedicated as ever to continue to position the bank in a manner to absorb the appropriate risks while retaining the capability of posting record profitability levels.

We are always most appreciative of your support of First Sentry Bank.  Should you ever have any questions about Your Bank, please do not hesitate to call.

Sincerely,

/s/ Geoffrey S. Sheils	/s/ Robert H. Beymer
Geoffrey S. Sheils	Robert H. Beymer
President & CEO	Chairman of the Board

First Sentry Bancshares, Inc.
Balance Sheets
March 31, 2012 and 2011
(DOLLARS IN THOUSANDS - except per share data)
	(unaudited)
	3/31/12	3/31/11
Cash and Fed Funds Sold	$13,108	$28,658

Investment Securities	119,909	93,926

Loans	349,117	353,534
Less: Allowance for Loan Losses	6,040	5,230
Net Loans	343,077	348,304

Bank Premises and Equipment	6,317	6,660
Intangible Assets	2,804	2,839
Other Assets	6,584	8,069

Total Assets	$491,799	$488,456

DEPOSITS
Demand	$61,983	$54,793
Savings	138,044	136,145
Time Deposits	208,703	216,158
Total Deposits	408,730	407,096

Borrowings	40,919	40,894
Other Liabilities	1,129	1,609

Total Liabilities	450,778	449,599

Trust Preferred Securities	9,000	9,000

Common Stock, $1 par value,
5,280,000 authorized,
1,437,651 issued and outstanding	1,438	1,438
Additional Paid-in Capital	15,294	15,294
Retained Earnings	15,009	13,314
Unrealized Gain (Loss) on Investments	280	(189)
Total Stockholders’ Equity	32,021	29,857

Total Liabilities & Stockholders’ Equity	$491,799	$488,456

Book Value per Share	$22.27	$20.77

First Sentry Bancshares, Inc.
Statements of Income
For the Three Months Ended
March 31, 2012 and 2011
(DOLLARS IN THOUSANDS - except per share data)
	(unaudited)
	YTD	YTD
Interest Income	3/31/12	3/31/11
Loans, Including Fees	$4,626	$4,811
Investment Securities	718	686
Total Interest Income	5,344	5,497

Interest Expense	1,349	1,569

Net Interest Income	3,995	3,928

Non-Interest Income
Service Charges	183	199
Other Charges and Fees	162	134
Total Non-Interest Income	345	333

Loan Loss Provision Expense	884	329

Gross Operating Income	3,456	3,932

Non-Interest Expense
Salaries and Employee Benefits	1,130	1,107
Equipment and Occupancy	234	297
Data Processing	185	156
Professional Fees	168	200
Insurance	120	215
Taxes, Other	58	63
Other Expenses	404	496
Total Other Expense	2,299	2,534

Securities Losses	(58)	(23)

Income before Income Tax	1,099	1,375

Income Tax Expense	324	432

Net Income	$775	$943

Nine Months Earnings per Share	$0.54	$0.66